UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement

Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

UNIVERSAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On August 1, 2007, we provided additional written information, in the form of email correspondence, to certain institutional investors with respect to two matters to be considered at our 2007 Annual Meeting of Shareholders. We are filing this information with the Securities and Exchange Commission as definitive additional materials under Rule 14a-6 under the Securities Exchange Act of 1934 in connection with the solicitation of proxies for these two matters.

DEFINITIVE ADDITIONAL MATERIALS

[FORM OF E-MAIL CORRESPONDENCE]

We have five proposals for our annual meeting next Tuesday.  ____________________ voted for three of them and voted against two (Proposals 3 and 4).  I respectfully ask that __________ reconsider its votes against our two proposals.

Proposal Three:  Shareholder Voting:  This proposal concerns a technical amendment to our Articles of Incorporation that serves as a clarification in connection with Virginia corporate law.  We proposed to clarify in our Articles that shareholder voting would not be required in the instances in which Virginia law does not require shareholder voting.  These areas, while not spelled out in detail our proxy materials, are narrow and technical in nature.  The primary areas include intra-company holding company mergers, mergers involving 90% owned subsidiaries, stock splits and corporate name changes.  I have included at the end of this e-mail the three Virginia Code sections that authorize Virginia corporations to take actions without shareholder vote.  As you will see, these sections are narrow and cover relatively obscure or ministerial events and do not impact shareholder rights.  If you have access to ISS guidance, ISS has an additional summary of the reasons why this proposal would not impact shareholder rights.

Proposal Four:  Indemnification:  With respect to Proposal 4 (indemnification of directors and officers), our proposed amendments would bring our articles in line with Virginia corporate law.  The changes are administrative in nature, as they address procedural changes made in the Virginia corporate law with respect to indemnification of directors.  The primary change is to eliminate the need for the company to make a preliminary determination of indemnification eligibility prior to advancing expenses – that process was eliminated from the Virginia corporate code so we are just updating our Articles to match current law and current practice with Virginia corporations.  (The Virginia code now requires the directors and officers to provide the company with a guarantee that they will repay any advanced expenses if they are unsuccessful on the merits of their matter, so the burden is on the directors and officers, instead of the corporation, with respect to the initial process for indemnification.)  We see our proposal as simply being a technical amendment that keeps Universal current.  Our concern from a director standpoint is that we traditionally compete for directors with other Virginia corporations.  If our Articles remain outdated while other Virginia corporations update their articles (which has been the case this year and years past), it could put Universal at a disadvantage in recruiting the best directors we can find for our shareholders.

Please let me know if there is anything else I can provide you that will help you reconsider __________’s prior votes against proposals 3 and 4.  In today’s ISS client alert, they give a brief explanation of why they support our proposals and their reasoning may be helpful to you as well.

Regards,

Preston Wigner

General Counsel & Secretary

Universal Corporation

1501 North Hamilton Street

Richmond, Virginia 23230

(804) 254-3774 (office)

(804) 254-3594 (fax)

wignerp1@universalleaf.com

§ 13.1-639. Terms of class or series determined by board of directors.

A. If the articles of incorporation so provide, the board of directors, without shareholder action, may, by adoption of an amendment of the articles of incorporation:

1. Classify any unissued shares into one or more classes or into one or more series within one or more classes;

2. Reclassify any unissued shares of any class into one or more classes or into one or more series within one or more classes; or

3. Reclassify any unissued shares of any series of any class into one or more classes or into one or more series within one or more classes.

B. If the board of directors acts pursuant to subsection A, it shall determine the terms, including the preferences, rights and limitations, to the same extent permitted under § 13.1-638, of:

1. Any class of shares before the issuance of any shares of that class, or

2. Any series within a class before the issuance of any shares of that series.

C. Unless the articles of incorporation otherwise provide, the board of directors, without shareholder action, may, by adoption of an amendment of the articles of incorporation, delete from the articles of incorporation any provisions originally adopted by the board of directors without shareholder action fixing the preferences, limitations and rights of any class of shares or series within a class, provided there are no shares of such class or series then outstanding.

D. [open-end management investment company provision]

E. When the board of directors has adopted an amendment of the articles of incorporation pursuant to subsection A, C or D, the corporation shall file with the Commission articles of amendment that set forth:

1. The name of the corporation;

2. The text of the amendment, including any determination made pursuant to subsection B;

3. The date it was adopted; and

4. A statement that the amendment was duly adopted by the board of directors.

If the Commission finds that the articles comply with the requirements of law and that all required fees have been paid, it shall issue a certificate of amendment. Shares of any class or series that are the subject of the articles of amendment shall not be issued until the certificate of amendment is effective.

(Code 1950, § 13.1-14; 1956, c. 428; 1975, c. 500; 1985, c. 522; 1988, c. 193; 2005, c. 765; 2006, c. 330.)

§ 13.1-706. Amendment of articles of incorporation by directors.

Unless the articles of incorporation provide otherwise, a corporation's board of directors may adopt one or more amendments to the corporation's articles of incorporation without shareholder action:

1. To delete the names and addresses of the initial directors;

2. To delete the name and address of the initial registered agent or registered office, if a statement of change is on file with the Commission;

3. If the corporation has only one class of shares outstanding:

a. To change each issued and unissued authorized share of the class into a greater number of whole shares of that class; or

b. To increase the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend;

4. To eliminate or change the par value of the shares of any class or series;

5. To change the corporate name by substituting the word "corporation," "incorporated," "company," or "limited," or the abbreviation "corp.," "inc.," "co." or "ltd.," or a similar word or abbreviation in the name, or by adding, deleting, or changing a geographic attribution for the name;

6. To make any other change expressly permitted by this chapter to be made without shareholder action; or

7. If the corporation is registered as an open-end management investment company under the Investment Company Act of 1940, to increase or decrease the aggregate number of shares or classes of shares or series of shares within any class that the corporation is authorized to issue.

(1985, c. 522; 1989, c. 483; 1990, c. 292; 2005, c. 765; 2006, c. 330.)

§ 13.1-718. Action on a plan of merger or share exchange.

A. In the case of a domestic corporation that is a party to a merger or share exchange:

1. The plan of merger or share exchange shall be adopted by the board of directors.

2. Except as provided in subsection F of this section and in §§ 13.1-719 and 13.1-719.1 [90% subsidiary and holding company mergers],  after adopting the plan of merger or share exchange the board of directors shall submit the plan to the shareholders for their approval. The board of directors shall also transmit to the shareholders a recommendation that the shareholders approve the plan, unless the board of directors makes a determination that because of conflicts of interest or other special circumstances it should not make such a recommendation, in which case the board of directors must transmit to the shareholders the basis for that determination.

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